United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 15, 2007

ALLOY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26023	04-3310676
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

151 West 26th Street, 11th Floor

New York, NY 10001

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 244-4307

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT and ITEM 2.03(a) CREATION OF A DIRECT FINANCIAL OBLIGATION

On August 15, 2007, Alloy, Inc., a Delaware corporation (the “Company”) entered into a Credit Agreement by and among Alloy, Inc., Bank of America, N.A., as Administrative Agent and L/C Issuer, and the other lenders party thereto, dated as of August 15, 2007 (the “Credit Facility”). The following description of the material terms of the Credit Facility is qualified in its entirety by reference to Exhibit 10.1 to this Current Report on Form 8-K. Capitalized terms used below without definition are defined in the Credit Facility.

Availability

The Credit Facility is in the aggregate principal amount of $25.0 million, consisting of a $15.0 million revolving loan (the “Revolver”) and a $10.0 million capital expenditure/term loan (the “Capex Loan”). The Revolver has a three-year term and a $2.0 million sublimit for the issuance of letters of credit. Any letters of credit will reduce the available commitment under the Revolver on a dollar-for-dollar basis. The Capex Loan has a six-month term, at which time all borrowings under the Capex Loan will convert to a term loan (the “Term Loan”) that matures five years after the conversion date. The Term Loan requires amortization of its principal balance over the five-year period.

The Company has the option to increase the availability under the Revolver by an amount equal to the difference between the $10.0 million and the amount due under the Term Loan upon the conversion from the Capex Loan to the Term Loan, provided that the Company is not in default under the Credit Facility and can meet the other conditions for increasing the availability of the Revolver set forth in the Credit Facility.

Collateral and Guarantees

The loans and other obligations under the Credit Facility are guaranteed by the following wholly owned direct and indirect subsidiaries of the Company: Triple Rewards, LLC, InSite Advertising, Inc., DX Company, Inc., Canal Park, LLC, Sconex, LLC, MPM Holding, Inc., Armed Forces Communications, Inc., Alloy Marketing and Promotions, LLC, Alloy Media, LLC, The Staffing Authority, LLC, On Campus Marketing, LLC, Care Packages, LLC, Collegiate Carpets, LLC and Channel One, LLC (each, a “Guarantor”) with a requirement that the Credit Facility be guaranteed by any future subsidiaries of the Company.

The obligations under the Credit Facility are secured by: (i) a grant of a first priority security interest in all assets of the Company, (ii) a grant of a first priority security interest in all assets by each Guarantor, and (iii) a pledge of the equity interests owned by the Company and certain of the Guarantors.

Interest and Fees

The Company’s borrowings under the Credit Facility will bear interest at annual rates that, at the Company’s option, can be either:

•

a base rate generally defined as the sum of: (i) the higher of (a) the Federal Funds Rate plus 1/2 of 1%, or (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”; and (ii) an applicable spread ranging from 1.00% to 2.00% (based on EBITDA); or

•	a Eurodollar rate generally defined as the sum of the British Banking Association Interest Settlement Rate and an applicable spread ranging from 1.00% to 2.00% (based on EBITDA).

Interest on the Company’s borrowings is payable quarterly in arrears for base rate loans and at the end of each interest rate period (but not less often than quarterly) for London Inter-bank Offered Rate (LIBOR) loans.

The Company is required to pay quarterly an unused commitment fee, based on the difference between committed amounts and amounts actually used under the Credit Facility, in the amount of 0.25% per annum. The Company is also required to pay a letter of credit fee equal to an applicable spread ranging from 1.00% to 2.00% (based on EBITDA) times the daily amount available to be drawn under such letter of credit in the aggregate. The commitment fee and the letter of credit fees shall be due and payable quarterly in arrears on the last business day of each of March, June, September and December.

Certain Covenants

The Credit Facility requires the Company, on a consolidated basis, to meet certain financial tests, including, without limitation:

•

a ratio of Quick Assets to current liabilities (including all principal due on committed loans and letter of credit obligations) of at least: (i) 1.00:1.00, for the period commencing August 15, 2007 through and including January 30, 2008, and (ii) 1.35:1.00, at any time thereafter;

•	a ratio of Funded Debt to EBITDA of less than 2.0:1.0; and

•	a Basic Fixed Charge Coverage Ratio of at least 1.35:1.00.

In addition, the Credit Facility contains certain covenants that, among other things, restrict additional indebtedness, liens, investments, restricted payments, transactions with affiliates, asset dispositions, acquisitions by the Company of other companies, and other matters customarily restricted in such agreements.

Events of Default

The Credit Facility contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other material indebtedness, certain events of bankruptcy and insolvency, certain ERISA events, judgments in excess of specified amounts, and changes in control. In addition, any commencement of an enforcement action by the Securities and Exchange Commission in connection with, in relation to, or arising out of the facts and circumstances related to the inability of the Company to provide required financial information with respect to its acquisition of the operating assets of Channel One Communications Corporation, as described in the Company’s Amendment No. 1 to Current Report on Form 8-K filed on August 7, 2007, and any action taken or commenced by NASDAQ to “de-list” the Company’s securities in connection with, in relation to, or arising out of the facts and circumstances related to the same issue, will also be considered events of default under the Credit Facility.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

10.1	Credit Agreement by and among Alloy, Inc., Bank of America, N.A., as Administrative Agent and L/C Issuer, and the Other Lenders Party Thereto, dated as of August 15, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLOY, INC.

Date: August 16, 2007	/s/ Matthew C. Diamond
Matthew C. Diamond Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
(d)	Exhibits.

10.1	Credit Agreement by and among Alloy, Inc., Bank of America, N.A., as Administrative Agent and L/C Issuer, and the Other Lenders Party Thereto, dated as of August 15, 2007.